Exhibit 99.1

News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

FOR IMMEDIATE RELEASE

METABASIS THERAPEUTICS ANNOUNCES FIRST QUARTER 2006 RESULTS

First Quarter Highlights:

•                  Initiation of a Phase IIb safety and efficacy clinical trial for CS-917 for the treatment of type 2 diabetes

•                  Initiation of a Phase I human clinical trial for MB07803 for the treatment of type 2 diabetes

•                  Positive data from a Phase IIb clinical trial of pradefovir for the treatment of hepatitis B

•                  Management strengthened by four key additions to team

•                  Balance sheet bolstered with $40 million raised in registered direct transaction

SAN DIEGO, CA – May 11, 2006 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today financial results for the first quarter ended March 31, 2006 and commented on first quarter achievements. Revenue for the first quarter of 2006 was $973,000 compared to $397,000 for the first quarter of 2005. The $576,000 increase was primarily due to increased sponsored research and license fees from our metabolic disease collaboration with Merck. Net loss for the first quarter of 2006 was $7.5 million or $0.30 per share compared to a net loss of $6.2 million or $0.35 per share in the first quarter of 2005.

Research and development expenses for the first quarter of 2006 increased to $7.2 million from $5.4 million in the 2005 comparable period due mainly to preclinical and clinical trial costs for the three product candidates Metabasis is developing internally - MB07133, MB07803 and MB07811, as well as increased stock-based compensation due to the implementation of Statement of Financial Accounting Standards (SFAS) No. 123R. General and administrative expenses increased from $1.4 million for the first quarter of 2005 to $1.8 million for the first quarter of 2006 due to the aforementioned stock-based compensation expense as well the addition of personnel. Compensation expense related to the implementation of SFAS No. 123R included in research and development and general and administrative expenses during the first quarter of 2006 was $426,000 and $261,000, respectively. The total incremental increase in stock-based compensation expense due to the implementation of SFAS No. 123R was $269,000, or $0.01 per share, for the first quarter of 2006 as compared to stock compensation expense recorded for the first quarter of 2005 where the accounting guidelines previous to the SFAS No. 123R standard were used.

As of March 31, 2006, Metabasis had $96.9 million in cash, cash equivalents and securities available-for-sale compared to $66.9 million as of December 31, 2005, an increase of $30 million. The increase is primarily attributable to the gross proceeds to the Company as a result of the completion of a $40 million registered direct stock offering in March 2006.

“This year is shaping up to be another very busy and exciting one for Metabasis, as evidenced by progress made in the clinical trials of our product candidates in this first quarter,” stated Paul Laikind, chairman, president and chief executive officer. “The initiation of a Phase IIb clinical trial for CS-917 by Daiichi Sankyo was crucial because we believe this product candidate could potentially be an important first-in-class agent for type 2 diabetes. The 48-week results of the Phase IIb clinical trial of pradefovir conducted by Valeant showed that with its safety, efficacy and tolerability profile, this could be a best-in-class drug for the treatment of hepatitis B. And, with the continued progress of MB07803, MB07133 and MB07811, we are positioned to have a total of five novel product candidates at various stages of clinical development by the end of the year.”

First Quarter Highlights

•                  Metabasis’ partner, Daiichi Sankyo, initiated a multi-center, double-blind, placebo controlled Phase IIb clinical trial to evaluate the safety and efficacy of CS-917 for the treatment of patients with type 2 diabetes. CS-917, a first-in-class, orally active inhibitor of FBPase, an enzyme that regulates production of glucose in the liver (known as the gluconeogenesis pathway), has shown promise as a treatment for diabetes in preclinical studies and early clinical trials. The Phase IIb trial is designed to evaluate the effect of CS-917 on HbA1c, an important measure of glucose control, after three months of drug administration. If successful, this could lead to selection of a dose for, and initiation of, a Phase III clinical trial.

•                  Metabasis initiated a Phase I human clinical trial of MB07803, a potential treatment for patients with type 2 diabetes. MB07803 is a second generation product candidate from the new class of drug candidates discovered by Metabasis that includes CS-917. Metabasis retains all of the rights to develop and market this product candidate.

•                  The results of a Phase IIb clinical trial reported by Valeant showed that pradefovir demonstrated robust efficacy and was safe and well tolerated after 48 weeks of administration. For instance, in 71% of patients treated with the dose of pradefovir that is expected to be used in a Phase III clinical trial, viral DNA levels, a measure of viral load, were reduced to undetectable levels. This is approximately double the 36% of patients that had undetectable viral DNA levels treated with the highest approved dose of the marketed hepatitis B drug Hepsera which was also evaluated in the study.

•                  Early in the year, Metabasis added three key positions to the development team, a vice president of clinical development, a vice president of regulatory affairs and quality assurance and a senior director of clinical operations. These positions illustrate progress toward its goal of more direct participation in the clinical development of product candidates allowing the Company to build more value and potentially retain the rights for direct commercialization of its product candidates. In addition, the Company hired a vice president of investor relations and corporate communications to manage its investor and public relations initiatives, working to raise awareness and visibility of Metabasis with the Wall Street community and media.

•                  The Company completed a registered direct offering, raising approximately $40 million in gross proceeds through the sale of roughly 4.9 million shares of common stock, thereby strengthening the balance sheet and providing additional capital for Metabasis’ internally developed programs.

Conference Call:

The Metabasis management team will host a conference call and live webcast to discuss first quarter 2006 financial results at 1:30 p.m.  Pacific Time (4:30 p.m. Eastern Time) today.  Individuals interested in participating in the call may do so by dialing
800-638-4817 for domestic callers and 617-614-3943 for international callers.   Please specify to the operator that you would like to join the “Metabasis First Quarter 2006 Financial Results Conference Call.”  The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress and completion of clinical trials for Metabasis’ product candidates, including the expected initiation of clinical trials for pradefovir, CS-917, MB07803, MB07133 and MB07811; and the potential efficacy, use and advantages of pradefovir, CS-917 and MB07803 (despite the initial efficacy of CS-917, which has the same mechanism of action as MB07803). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre-clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of it’s product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of certain of its product candidates, among other things; the risk that any future sub-license of pradefovir will not occur on favorable terms to Metabasis, if at all; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the year ended December 31, 2005 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$96,900	$66,893
Other current assets	1,988	2,169
Total current assets	98,888	69,062
Property and equipment, net	5,738	4,664
Other assets	152	152
Total assets	$104,778	$73,878

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$5,079	$6,137
Other current liabilities	3,515	3,234
Total current liabilities	8,594	9,371
Long-term liabilities	5,989	4,925
Stockholders’ equity	90,195	59,582
Total liabilities and stockholders’ equity	$104,778	$73,878

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Revenues:
Sponsored research	$525	$344
License fees	417	—
Other revenue	31	53
Total revenues	973	397

Operating expenses:
Research and development	7,221	5,394
General and administrative	1,818	1,443
Total operating expenses	9,039	6,837

Loss from operations	(8,066)	(6,440)
Total other income	600	205

Net loss	$(7,466)	$(6,235)

Basic and diluted net loss per share	$(0.30)	$(0.35)
Shares used to compute basic and diluted net loss per share	25,250	17,843

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